Exhibit 99.1

FOR IMMEDIATE RELEASE

For Release: October 10, 2012

Contacts:

Ling Wang Capital Market Relations investorrelations@nrucfc.coop 800-424-2954	Brad Captain Corporate Communications publicrelations@nrucfc.coop 800-424-2954

National Rural Utilities Cooperative Finance Corporation Announces

Final Results of its Exchange Offer

Dulles, Va. –National Rural Utilities Cooperative Finance Corporation (“CFC”) (NYSE: NRU, NRC) announced today the final results and definitive prices for its previously announced modified “Dutch Auction” exchange offer (the “Exchange Offer”) for $339,621,000 aggregate principal amount of its 8.00% Medium Term Notes, Series C, due 2032 (the “Old Notes”), the complete terms and conditions of which are set forth in the Offer to Exchange dated September 11, 2012 (the “Offering Memorandum”) and the related Letter of Transmittal.

Details Regarding the Final Results and Definitive Prices

Pursuant to the terms of the Exchange Offer, the Exchange Offer expired at 12:00 midnight, New York City time, on October 9, 2012 (the “Expiration Date”). As of the Expiration Date, CFC received tenders for $491,952,000 aggregate principal amount of the Old Notes. Based on the modified exchange cap and terms of the Exchange Offer, CFC accepted $339,725,000 aggregate principal amount of Old Notes. In the aggregate, eligible holders whose Old Notes were accepted for exchange will receive $379,372,000 aggregate principal amount of 4.023% Collateral Trust Bonds due November 1, 2032 and $133,405,795 in cash (plus an additional $3,397,250 in aggregate accrued interest). The Old Notes that have been accepted in the Exchange Offer will be exchanged, retired and cancelled by CFC.

Eligible holders who validly tendered and did not validly withdraw their Old Notes on or prior to 5:00 p.m., New York City time, on September 24, 2012 (the “Early Participation Date”), and whose Old Notes were accepted for exchange pursuant to the Exchange Offer, will receive the total consideration (the “Total Exchange Consideration”) for such Old Notes, which includes an early participation amount equal to $30 per $1,000 principal amount of Old Notes (the “Early Participation Amount”). Eligible holders of Old Notes who validly tendered after the Early Participation Date but on or prior to the Expiration Date, and whose Old Notes were accepted for exchange pursuant to the Exchange Offer, will receive only the exchange consideration (the “Exchange Consideration”), namely the Total Exchange Consideration less the Early Participation Amount. In addition, eligible holders will receive accrued interest on the Old Notes exchanged pursuant to the Exchange Offer.

Based on the terms of the Exchange Offer, CFC determined the clearing spread, reference yield, exchange yield, total exchange consideration and exchange consideration per $1,000 principal amount of Old Notes as follows:

Security/CUSIP Number	Outstanding Principal Amount	Principal Amount Accepted	Clearing Spread	Reference Yield	Exchange Yield	Total Exchange Consideration (1)	Exchange Consideration
8.00% Medium Term Notes, Series C, due 2032 / 637432CT0	$1,000,000,000	$339,725,000	125 bps	2.898%	4.148%	$1,509.40	$1,479.40

(1)	The composition of such Total Exchange Consideration is as follows: (i) 74% is payable in 4.023% Collateral Trust Bonds due November 1, 2032 and (ii) the remainder is payable in cash.

Payments for Old Notes tendered and accepted for exchange is expected to be made October 16, 2012, and all other Old Notes tendered but not accepted for exchange will be returned to holders.

For additional information regarding the terms of the Exchange Offer, please contact D.F. King & Co., Inc., the information agent for the Exchange Offer, by calling toll-free (800) 488-8075 or collect (212) 269-5550 (banks and brokerage firms) or by e-mail at NRUCFC@dfking.com.

This press release does not constitute an offer to sell or purchase, or a solicitation of offer to sell or purchase, or the solicitation of tenders or consents with respect to, the Old Notes. No offer, solicitation, purchase or sale was made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Exchange Offer was made solely pursuant to the Offering Memorandum and the related Letter of Transmittal made available to eligible holders of the Old Notes.

Forward-Looking Statements

This press release, including the information incorporated by reference herein, contains forward-looking statements about CFC, including those related to the offering of New Bonds and whether or not CFC will consummate the Exchange Offer. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements about future expectations or projection, including statements about loan volume, the adequacy of the loan loss allowance, operating income and expenses, leverage and debt-to-equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes including those that could affect our tax status, governmental monetary and fiscal policies, demand for our loan products, lending competition, changes in the quality or composition of our loan portfolio, changes in our ability to access external financing, changes in the credit ratings on our debt, valuation of collateral supporting impaired loans, charges associated with our operation or disposition of foreclosed assets, regulatory and economic conditions in the rural electric industry, non-performance of counterparties to our derivative agreements and the costs and effects of legal or governmental proceedings involving CFC or its members. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, future events or changes in expectations after the date on which the statement is made.